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                                                                   EXHIBIT 3(i)b

                          CERTIFICATE OF CORRECTION OF
                          CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                      CALIFORNIA MICRO DEVICES CORPORATION

Robert V. Dickinson and Stephen M. Wurzburg certify that:

1. They are the president and the secretary, respectively, of California Micro Devices Corporation.

2. The name of the corporation is California Micro Devices Corporation, and it is a California corporation.

3. The instrument being corrected is entitled "CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF CALIFORNIA MICRO DEVICES CORPORATION", and the instrument was filed with Secretary of State of California on February 25, 1992.

4. The second paragraph of Article IV of the Articles of Incorporation as contained in Paragraph "2" of said Certificate of Amendment, as corrected, should read as follows:

     "The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the preferred stock or any series thereof with respect to any wholly unissued class or series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

5. That said Paragraph "2", as corrected, conforms the wording of the second paragraph of the amended article to that adopted by the Board of Directors and shareholders.

We further declare under penalty of perjury under the law of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: August 24, 2001

                                                 /s/ Robert V. Dickinson
                                             -----------------------------------
                                             ROBERT V. DICKINSON, President

                                                 /s/ Stephen M. Wurzburg
                                             -----------------------------------
                                             STEPHEN M. WURZBURG, Secretary